Global Money Markets

                                           Corporate and Institutional
                                           Client Group

                                           World Financial Center
                                           North Tower
                                           New York, New York 10281-1311
                                           212 449 1000
                                           FAX 212 449 1786
                                           Telex 671 6340

MERRILL LYNCH


January 29, 1998




Ms. Donna Cambas
National Fuel Gas Company
10 Lafayette Square - Room 1100
Buffalo, NY  14203

Dear Donna:

This is to advise you that in connection with the distribution of commercial paper of National Fuel Gas Company from October 1, 1997 to December 31, 1997 no sales or resales were made by Merrill Lynch Money Markets Inc. for National Fuel Gas Company's commercial paper program. Verification of which is attached.



Sincerely,


/s/ Michael J. Maita


Michael J. Maita

Enclosure

                       PROGRAM ISSUANCE TRADE DETAIL - CP

                               10/01/97 - 12/31/97


Pgm  Fx/F1  Trade Dt   Sett Dt   MTY    DTM   PAR     Rate    Proceeds



  TOTALS
  ------

Number of Trans:  0
Total Par                          0
Total Proceeds                     0

  Dollar Weighted Averages
  ------------------------

Days to Mty:  NaN
Rate:  NaN

Programs:
     N1       NATIONAL FUEL GAS CO.











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